UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange Chicago Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange
0.4% Global Notes due 2024	BAX 24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2019, Baxter International Inc. (the “Company”) entered into a commitment agreement (the “Agreement”), by and among the Company, The Prudential Insurance Company of America (the “Insurer”) and State Street Global Advisors Trust Company (“State Street”), acting solely in its capacity as the independent fiduciary of the Baxter International Inc. and Subsidiaries Pension Plan (the “Plan”). The Plan contains assets and liabilities associated with retired and former Company employees as of January 1, 2018, the date of the previously disclosed separation of the Company’s prior U.S. pension plan (which was separated into the Plan and a separate plan for the Company’s current employees as of such date).

Under the Agreement, the Company will purchase a non-participating single premium group annuity contract from the Insurer and transfer to the Insurer the future benefit obligations and annuity administration for certain retirees and beneficiaries under the Plan (the “Transferred Participants”). The Transferred Participants include those former employees who were already in pay status as of January 1, 2019. They do not include the remaining plan participants, which includes former employees who were fully vested but had not yet entered pay status as of January 1, 2019.

Upon the payment of the premium to the Insurer and the closing of the transactions contemplated by the Agreement (the “Transaction”), the pension benefit obligations for approximately 17,200 Transferred Participants will be irrevocably transferred from the Plan to the Insurer, which will guarantee the pension benefits of the Transferred Participants. By transferring these obligations to the Insurer, the Company will reduce its U.S. pension plan liabilities by approximately $2.4 billion. The purchase of the group annuity contract will be funded directly by assets of the Plan and the Company does not expect to make additional contributions to the Plan prior to the closing of the Transaction.

Benefits payable to the Transferred Participants are not being reduced as a result of the Transaction. Likewise, benefits payable to participants who will remain in the Plan after the Transaction are not being reduced as a result of the Transaction.

The Transaction is subject to closing conditions that are customary for transactions of this nature, including certain termination clauses. Assuming all of the closing conditions are met, the Company expects the purchase of the group annuity contract to be completed by October 11, 2019. All Transferred Participants will continue to receive their pension benefits from the Plan until December 31, 2019, after which time, subject to the terms of the Agreement, the Insurer will assume responsibility for making direct payment of the benefits to the Transferred Participants and for administrative and customer service support regarding such benefits.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

Item 8.01	Other Events

The Company expects to recognize a non-cash pension settlement charge of approximately $750 million (approximately $565 million, or $1.09 per diluted share, on an after-tax basis) as a special item in the fourth quarter of 2019.

This Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the aforementioned estimated accounting adjustments. Use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the satisfaction or waiver of all closing conditions contained in the Agreement, without unexpected delays or conditions; the Company’s ability to realize, or realize in the expected time frame, the anticipated benefits from the transaction contemplated by the Agreement, or the amount of the expected settlement charge; and other risks identified in the Company’s most recent filing on Form 10-K and other Securities and Exchange Commission filings, all of which are available on the Company’s website. The Company does not undertake to update its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2019

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro
James K. Saccaro
Executive Vice President and Chief Financial Officer